Exhibit 10.2

MATERIAL TRANSFER AGREEMENT

This Material Transfer Agreement (the “Agreement”) is made March 19, 2010 (the “Effective Date”) by and between Baxter Healthcare Corporation, a Delaware corporation with an office at One Baxter Way, Westlake Village, California 91362 and its Affiliates (“Baxter”), and Omni Bio Pharmaceutical, Inc., a corporation organized and existing under the laws of the State of Colorado, and having a business address at 5350 South Roslyn Street, Suite 430, Greenwood Village, Colorado 80111 (“OMNI”).

WHEREAS, Baxter makes and sells an alpha-1 antitrypsin product, Aralast NPTM; and

WHEREAS, OMNI desires to use Aralast NPTM in the Treatment of Patients with Type 1 Diabetes as set forth in Exhibit A and incorporated herein, (the “Evaluation”), to be conducted by Dr’s.Peter Gottlieb and Leland Shapiro at the Barbara Davis Center (“Investigators”),  OMNI is the sponsor of this Evaluation; and

WHEREAS, Baxter is willing to provide at no cost 1.25 kg of Aralast NPTM with a commercial value of Four Hundred Twenty Thousand Dollars ($420,000) to OMNI for the conduct of the Evaluation, in accordance with the terms and conditions contained herein; and

WHEREAS, if the Evaluation is successful, the Parties may desire to enter into further business discussions;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

1.	Definitions.

(a)           “Affiliate” shall mean any entity that controls or is controlled by such Party, or is under common control with such Party.  An entity shall be deemed to control another entity if (i) it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable ownership interest for an entity other than a corporation) or (ii) it possesses the power to direct or cause the direction of the management and policies of an entity.

(b)           “Background Intellectual Property” shall mean Intellectual Property in existence and owned or licensed by a Party as of the Effective Date.

(c)            “OMNI Technology” shall mean OMNI owned or licensed Intellectual Property relating to the treatment and/or prevention of human disease using alpha-1-antitrypsin, alpha-1 antitrypsin analogs, agents with alpha-1 antitrypsin activity, alpha-1 antitrypsin derived peptides and other alpha-1 antitrypsin derivatives, including, but not limited to, potentially sub licensable licensed Intellectual Property from the University of Colorado and/or Bio Holdings, Inc.

(e)           “Intellectual Property” shall mean any information, ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data, know-how, material, composition of matter, method, process, product, biological material or other tangible or intangible property, regardless of whether such property is patentable or not, or regardless of whether such property is protectable through trademark or copyright, including without limitation, any foreign or domestic (i) patent right together with any extension, registration, reissue, reexamination or renewal thereof, and any pending application, including any continuation, divisional, or continuation-in-part thereof for any of the foregoing; (ii) trademark; or (iii) copyright.

(f)           “Parties” shall mean OMNI and Baxter, and “Party” shall mean either of them, as the context dictates.

(g)           “Representatives” shall mean a Party’s employees, officers, directors, agents, Affiliates, consultants, contractors, professional advisors or other authorized representatives.

(h)           “Adverse Event” shall mean any expected or unexpected untoward experience associated with the use of a medical drug in an Evaluation subject (see also Section 5(b)-5(e)).

(i)           “Evaluation Data” shall mean information and results generated by the Evaluation.

(j)           “Internal Use” shall mean analysis of Evaluation Data used by Baxter in accordance with the terms and conditions of this Agreement.

2.	Confidential Information.

(a)           Definitions and Obligations.  Both Parties will treat information marked or designated as ‘confidential’ as “Confidential Information” and shall not disclose such information to any third party, other than required government officials, the Investigators and employees of either Party who have a need to know such information and who are under similar obligations of confidentiality, for a period of five (5) years from the conclusion of the Study or termination date of this Agreement. Confidential Information shall expressly include all Intellectual Property related to this Agreement The obligations of this section do not apply to:

(i)           Information, which is in the public domain or comes into the public domain through no fault of either party;

(ii)           Information learned by OMNI or Baxter from a third party not subject to a duty to either party to not disclose such information;

(iii)           Information already known to the Party before receipt from the other Party, as shown by the Party’s prior written records; and

(iv)           Information, which either Party is required by law to disclose, provided that, in any such event, the other Party shall provide the Party having to make a disclosure with prior written notice and a reasonable opportunity to seek a protective order and OMNI shall furnish only that portion of the Confidential Information that its counsel advises is required to be disclosed by law.

3.	Scope of Work

(a)           The Evaluation will be conducted under either a waiver to an Investigational New Drug Application or an Investigational New Drug Application (“IND”) filed with the United States Food and Drug Administration (“FDA”) by the OMNI.  It will be the responsibility of OMNI to maintain the IND and comply with all reporting and other obligations associated with the IND.

(b)           OMNI represents and warrants that should it enter into any other agreements (i.e.  site agreements, contractors) pertaining to the performance of the Evaluation, the terms of those agreements shall not conflict with the terms of this Agreement.

4.	Quality and Transport of Materials.

(a)           Quality and Safety Information of Aralast NPTM.  Baxter shall provide the Investigators with information reasonably necessary, and known to Baxter for the Investigators to safely handle, store and use the Aralast NPTM in accordance with all applicable laws, rules and regulations, including any available Material Safety Data Sheets for the Aralast NPTM.

(b)           Shipping of Aralast NPTM.  Materials shall be shipped to the Barbara Davis Center attention to the Investigators, under appropriate standards and in compliance with applicable laws and regulations, upon receipt of written confirmation of execution of the Clinical Trial Agreement with the University of Colorado Denver Anschutz Medical Campus and the Barbara Davis Center for Childhood Diabetes.  Baxter shall obtain all necessary regulatory approvals required for the transportation and/or shipment of Materials.

5.	Materials.

(a)           Baxter agrees to provide the Investigators with 1.25 kg of Aralast NPTM and any reagents that may be required in order to conduct the Evaluation as well as such sufficient and comprehensive data concerning Materials storage and safety requirements.    At no time shall any Materials be used for any purpose other than as described in Exhibit A. The Investigators shall hold, store and transport the 1.25 kg of Aralast NPTM in compliance with all applicable federal, state, and local laws and regulations Baxter will endeavor to supply the Materials as one lot or a few lots as is reasonably possible in order to maintain continuity in the product as administered to the Participants throughout the Evaluation period.

(b)           Pursuant to 21 C.F.R. §312 OMNI or any third party involved in the Evaluation shall notify the Food and Drug Administration (“FDA”) on an expedited basis and no later than the time set forth for each report pursuant to 21 C.F.R. §312.32 of any Adverse Event that is serious and unexpected and believed by OMNI or the third party to be causally associated with the use of the Aralast NPTM.  A serious Adverse Event is defined as any event that:

(i)           results in death;
(ii)          is life threatening (i.e., the subject was at immediate risk of death from the event as it occurred);
(iii)         is a persistent or significant disability/incapacity;
(iv)         requires inpatient hospitalization;
(v)          prolongs hospitalization;
(vi)         is a congenital anomaly/birth defect; or
(vii)        is an important medical event that jeopardizes the subject and requires medical/surgical intervention to prevent one of the outcomes listed in this definition.

(c)           An unexpected Adverse Event is defined as an event that is not identified in nature, severity, or frequency in the current Aralast NPTM prescribing information. A copy of the current prescribing information is provided by BAXTER as Exhibit B to this Agreement.

(d)           OMNI shall send an expedited copy of documentation of each such Adverse Event simultaneously to Baxter at the time OMNI sends it to the FDA.

(e)           Omni shall report to Baxter in a timely manner all serious Adverse Events.

(f)           If applicable, Baxter shall provide OMNI with a "Right of Reference" letter that will give permission to the regulatory agencies including the FDA to review the clinical information and results of the Evaluation (including IND Annual Progress Reports) in connection with any application or submission by OMNI to such regulatory agencies.

(g)           OMNI shall provide Baxter with a "Right of Reference" letter that will give permission to the regulatory agencies including the FDA to review the clinical information and results of the Evaluation (including IND Annual Progress Reports) in connection with any application or submission by Baxter to such regulatory agencies.

6.	Payments

(a)           The Aralast NPTM is supplied without cost, but OMNI shall reimburse Baxter for reasonable shipping and related costs that may be incurred when preparing and sending the Aralast NPTM to the Barbara Davis Center.  Baxter will provide Omni with an estimate of these costs.

7.	Reports.

(a)           OMNI shall prepare for Baxter a summary of the Evaluation Data when the Evaluation is complete.

8.	Intellectual Property.

(a)           Limited License Granted.  Baxter hereby grants to OMNI and the Investigators a nonexclusive, non-transferable license to use the Materials and Confidential Information solely for the conduct of the Evaluation.   No other license between the Parties, express or implied, relative to the use of the Materials shall be of any legal force or effect.   Baxter shall retain the right to use the Materials itself and/or to provide such Materials to third parties, as it deems appropriate.

(b)           Ownership of Background Intellectual Property.  For the avoidance of doubt, Background Intellectual Property used in connection with the Evaluation shall remain the property of the Party owning or licensing the same as of the Effective Date of the Agreement.

(c)           Materials Inventions. All inventions or improvements whether or not patentable (hereinafter referred to as “Material Inventions”) that are made as a result of the performance of the Evaluation and related in any way to the Materials (including without limitation any new uses thereof) or derived directly from work performed under this Agreement, including without limitation, verbal and written communications with Baxter, shall be the sole property of OMNI and after considerations regarding potential need for intellectual property protection  shall be disclosed to Baxter by OMNI.

(d)           OMNI Technology Inventions. OMNI TECHNOLOGY INVENTIONS ARE ALL IDEAS, INVENTIONS OR IMPROVEMENTS WHETHER OR NOT PATENTABLE THAT ARE MADE AS A RESULT OF THE PERFORMANCE OF THE EVALUATION AND RELATED IN ANY WAY TO THE OMNI TECHNOLOGY (INCLUDING WITHOUT LIMITATION ANY NEW USES THEREOF).  Derived work performed under this Agreement shall be the sole property of OMNI and after considerations regarding potential need for intellectual property protection may be disclosed to Baxter by OMNI.  OMNI grants Baxter a paid-up, nonexclusive license solely for Internal Use only. The Parties shall be free to discuss possible, reasonable license arrangements, or other business arrangements, at any point during the Evaluation that complies with OMNI’s obligations under its license agreements. Baxter shall have a period of sixty (60) days from receipt of the Evaluation Data in which Baxter may notify OMNI, in writing that they intend to negotiate a license.  Such license shall be reasonable and determined by the parties.  This sixty (60)-day period shall be exclusive to Baxter and OMNI agrees to refrain from any other license negotiations associated with this Evaluation within this time period.

(e)           The use of the Materials outside of the Evaluation is prohibited.

9.	Publication.

(a)           OMNI shall notify Baxter when OMNI intends to publish any information related to this Agreement or issue a press release relative thereto or regarding any aspect of this Agreement.  OMNI and Baxter agree to abide by all necessary laws regarding publication of material information, for example, laws governed by the SEC.

(b)          OMNI shall provide Baxter with a copy of all proposed publications, papers or other oral or written disclosure, other than intellectual property related disclosures, of any Evaluation Data at least thirty (30) days prior to the time it is to be submitted for disclosure or publication, for review and comment by Baxter.

10.	Warranties and Representations.

(a)           Warranty on Aralast NPTM.  Baxter represents that the Aralast NPTM is manufactured in accordance with the Aralast NP license in accordance with cGMP and meets all Quality specifications for commercial sale.

(b)           OMNI Representation.  OMNI represents and warrants that it (i) has (and shall maintain during the Term) robust procedures and appropriate equipment in place at the Barbara Davis Center for the appropriate and sufficient containment and handling of the Materials in compliance with applicable laws and regulations; and (ii) shall only permit access to the Materials to those Representatives who have been appropriately and sufficiently trained for the competent containing and handling of the Materials and for conducting the Evaluation.

(c)           Mutual Representations.  Each Party represents and warrants to the other that (i) it is permitted to enter into this Agreement and perform the obligations contemplated hereby, however the execution of a Clinical Trial Agreement with the University of Colorado Denver Anschutz Medical Campus and the Barbara Davis Center for Childhood Diabetes is a condition precedent to the performance of any Baxter obligations under this MTA (ii) it is the owner of the Confidential Information it makes available to the other Party or is free to disclose it to the other Party without breaching or violating any other obligation and (iii) the terms and obligations of this Agreement are not inconsistent with any other obligation which it may have.

(d)           OMNI represents that the Evaluation shall be in compliance with generally accepted standards of good clinical practice (“GCP”) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Uses’ (“ICH”), guidance “E6 Good Clinical Practice: Consolidated Guidance (as published by the United States Food and Drug Administration (US FDA) in May 1997)”, the Protocol, the instructions provided by BAXTER, and all applicable laws, rules and regulations governing the performance of clinical investigations, including but not limited to, the Federal Food, Drug, and Cosmetic Act, and regulations and guidance of the FDA.

11.	Term and Termination.

(a)           Term.  This Agreement will commence upon the Effective Date and will upon completion of the Evaluation as set forth in Exhibit A unless the Parties mutually agree in writing to extend the term (the “Term”).  Either Party may terminate this Agreement in the event that an Adverse Event warrants termination. This Agreement shall not be terminated for other than a material breach of the agreement or a material Adverse Event that requires the termination of the proposed Evaluation.

(b)           Provision of Aralast NPTM Upon Termination.  The Aralast NPTM is the property of Baxter and, shall be immediately provided to Baxter  In the event that the Evaluation is stopped due to an Adverse Event any unused Aralast NPTM shall be safely destroyed within thirty (30) days of the termination of this Agreement.  Once destroyed, OMNI shall provide Baxter with written certification from its chief scientific officer or alternatively an Investigator with the Barbara Davis Center for Childhood Diabetes.  Notwithstanding the foregoing, if Baxter desires that any or all of the remaining Aralast NPTM be provided to Baxter, Baxter shall so request in writing upon a notice of termination or prior to effective termination of this Agreement and OMNI shall ship the remaining Aralast NPTM to Baxter, in strict compliance with any shipping instructions provided by Baxter at Baxter’s expense.

12.	Independent Contractors.

(a)           Nothing in this Agreement shall be construed as creating an association, partnership, or joint venture between the Parties, it being understood and agreed that the Parties are independent contractors and that neither shall have the authority to bind the other in any way.

13.	Indemnification and Subject Injury.

(a)           Baxter Indemnification. BAXTER agrees to indemnify and hold harmless the Investigators, OMNI, its directors, officers, employees and agents (“Indemnitees”) from and against any and all liability, damages, losses, costs, expenses, judgments, and reasonable attorneys fees to the extent caused by BAXTER’s failure to manufacture the Aralast NPTM in accordance with FDA specifications.  This indemnity is conditioned upon an Indemnitee notifying BAXTER of any claim within fifteen (15) days after the Indemnitee receives notice of such claim.  Notwithstanding anything to the contrary contained herein, BAXTER shall not have any obligation to defend, indemnify or hold Indemnitees harmless from claims, suits or damages arising as a result of, or in connection with, the willful misconduct or negligent acts or omissions of Indemnitees.

(b)           OMNI Indemnification.  OMNI shall indemnify and hold harmless Baxter, and its Affiliates and their respective Representatives from and against losses, claims, damages, liabilities, penalties, judgments, awards of investigating, preparing, or defending any action, suit, proceeding, or investigation asserted by a third party caused by, relating to, based upon, arising out of, or in connection with OMNI’s use of  Aralast NPTM.

(c)           Subject Injury. If an injury occurs as a result of participating in the Study, the same emergency treatment that is available to the general public will be available to Study Subjects.  However, no compensation is available from Baxter other than that provided by law.  Neither the Investigators nor OMNI is authorized to offer compensation on behalf of Baxter, or to bind Baxter to any indemnity obligations in favor of any Study Subjects.

14.	Choice of Law.

The laws of state of Delaware shall govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement.  Each party agrees to submit to the jurisdiction of the courts of the state of Delaware for of resolving any dispute.

15.	Assignment and Delegation; Successors and Assigns.

OMNI shall not assign this Agreement or any rights or obligations hereunder without Baxter’s prior written consent, except to an Affiliate or to a successor in interest of all or substantially all of its assets, equity or business.

16.	Dispute Resolutions.

(a)           Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability for this agreement to arbitrate, shall be determined by arbitration in Illinois before three arbitrators, and in the English language.  The arbitration shall be administered by the International Institute for Conflict Prevention & Resolution (CPR) pursuant to its Arbitration Rules and Procedures.  Discovery shall be limited to that expressly authorized by the arbitrators upon a showing of substantial need, and the party requesting discovery shall bear the costs and/or fees relating to the discovery.  The award, reached as a result of the arbitration, shall not include punitive damages or damages in excess of compensatory damages and shall be final and binding.  Either party may seek to confirm and enforce any final award entered in arbitration in any court of competent jurisdiction.  This arbitration provision, and the arbitration itself, shall be governed by the Laws of Illinois and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

17.	Miscellaneous.

(a)           Headings/Counterparts.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties may execute this Agreement in counterparts, each of which is deemed an original and all of which constitute only one agreement.

(b)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(c)           Amendment.  The Parties may not amend this Agreement except by written agreement duly signed by Parties expressly amending this Agreement.

(d)           Integration.  This Agreement represents the entire understanding of the Parties and cancels, supersedes and integrates all prior oral or written understandings with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Material Transfer Agreement as of the Effective Date.

BAXTER HEALTHCARE	Omni Bio Pharmaceutical, Inc.
CORPORATION

By: __________________________________ (Signature)	By: _________________________________ (Signature)
Name:	Name: Edward C. Larkin
Title:	Title: Chief Operating Officer

EXHBIT A
Study Protocol

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w[Missing Graphic Reference]	COMIRB Protocol	PROTOCOL #: 09-0667 (Use Protocol Manager on the COMIRB Website)
COLORADO MULTIPLE INSTITUTIONAL REVIEW BOARD CAMPUS BOX F-490 TELEPHONE: 303-724-1055 Fax: 303-724-0990

Project Title:	The effects of open label Alpha1-antitrypsin on the progression of type 1 diabetes in subjects with detectable c-peptide.
Principal Investigator: Dr. Peter Gottlieb

I. Hypotheses and Specific Aims:
We hypothesize that treatment with Alpha1-antitrypsin (AAT) weekly for 8 weeks in subjects with type 1 diabetes and debatable c-peptide will:

1. Be a safe and feasible treatment for people with type 1 diabetes
2. Delay the loss of c-peptide
3. Sustain metabolic control of glucose levels as measured by HbA1c and glucose fluctuations

Primary Aims:
1.	To assess participant safety
2.	To assess treatment feasibility

Secondary Aims:
1.	To assess the effects of AAT on the maintenance of C-peptide production
2.	To assess the effects of AAT on glycemic variability and HbA1c
3.	To begin to examine the underlying mechanisms for how AAT may effect T1D progression
4.	To assess the safety and tolerability of AAT in subjects with T1D at a dose of 80mg/kg.

II. Background and Significance:
Type 1 diabetes is the immune mediated form of diabetes. It is an autoimmune disease that is organ specific for the pancreatic beta cells. The disease pathogenesis involves T-cell infiltration into the islets of the pancreas, which subsequently destroy the insulin producing cells, and result in overt symptoms of disease (1). Currently there is no known cure for TID and treatment for the disease consists of lifelong administration of insulin.  Despite treatment with insulin therapy long-term complications, including nephropathy, retinopathy, neuropathy, and cardiovascular disease, can result. While the progress to complete insulin dependence can occur quickly after clinical onset, initially after diagnosis the pancreas is able to produce a significant amount of insulin (the “honeymoon” period) (2-5).  During this state, the patient will have less glucose variability.  The Diabetes Control and Complications Trial (DCCT) found that 20% of patients studied, who were within 5 years of diagnosis, had remaining insulin production (2-5 pmol/ml) (6).  At this time immunologic intervention can potentially save beta cell function and reduce reliance on insulin.  With the increasing incidence of TID, therapies aimed at altering the underlying autoimmune process need to be investigated. Even partial beta cell function is beneficial as patients that maintain endogenous insulin production have better metabolic control than those who rely solely on exogenous insulin (3), and improved metabolic control reduces the long-term complications from diabetes (7). Therapies that halt beta cell destruction would result in continued endogenous insulin production, greatly improving the metabolic control and prevalence of complications in TID.

Currently, there are no treatments available for preservation of insulin production outside of research studies.  Previously, the combination of cyclosporine and azothioprine plus glucocorticoids was studied and found to have unfavorable side effect profiles.  Studies using anti-CD3 monoclonal antibodies have demonstrated the ability to slow the beta cell destruction in recent onset T1D (8-10).  Again, the anti-CD3 studies also had serious adverse events and induce immunosuppression.  Several antigen studies are also under way.  Previously, antigen therapy with oral insulin demonstrated a delay in onset of T1D in subjects at increased risk for developing T1D (11).  Presently, this study is being replicated.  Several other antigens are also being studied in new onset T1D including proinsulin DNA vaccines and GAD65 vaccines (12).  The field of T1D intervention research is on the verge of finding a therapy that will prolong residual beta cell function in new onset type 1 diabetics.

In our current proposal, we wish to study alpha 1 antityprsin (AAT) in recent onset TID with residual beta cell function.  AAT is a serine protease inhibitor that has been used safely since 1987 in humans (13).  AAT deficiency leads to emphysema and liver cirrhosis in humans.  These individuals are treated with human AAT to prevent these disorders (14).  AAT has also been used in HIV patients to inhibit infectivity and virus production (15); again there were no significant adverse events.  AAT has been shown to have anti-inflammatory effects and potentiate immune tolerance.  These effects are what be believe may effect the progression on type 1 diabetes.

The early stages of TID have been associated with inflammation.  In recent onset TID patients, inflammatory chemokines, (CCL3, CCL4 and CXCL10) have been detected in serum samples (16).  A longitudinal study looking at 256 patients with recent onset TID identified a negative correlation between CCL3 and c-peptide levels (17).  Another study analyzed cytokine profiles from peripheral blood mononuclear cells (PBMCs) in patients with new onset TID, relatives of individuals with diabetes, and healthy controls.  An inflammatory expression pattern characterized by IL-1 cytokine family members was identified in TID patients.  This inflammatory “signature” pattern was present years before the clinical onset of TID in three patients followed (18).  AAT suppresses the activity of inflammatory cytokines, IL-1 and TNFα (15;19).  Animal studies have shown significant beneficial effects of AAT in hyperglycemic non-obese diabetic (NOD) mice.  Diabetic NOD mice with blood glucoses between 300 and 450 mg/dl were treated with a short 2 week course of human AAT.  88% (21/24) of mice remained euglycemic for > 270 days compared to the controls that were treated with insulin therapy (Figure 1) (20).

[Missing Graphic Reference]

Figure 1.  Short term AAT treatment of diabetic NOD mice
restores euglycemia.  AAT treated mice were compared with
insulin control mice by using Wilcoxon signed rank test (P<0.0001).

The authors of the above study also found decreased inflammatory mediators in the pancreatic lymph nodes and pancreata of AAT treated mice compared to control NOD mice.  Their work and others have shown increased immune tolerance with upregulation of regulatory T-cells in animal models treatment with AAT (21;22).

AAT could potentially inhibit the inflammation associated with TID and enhance immune tolerance resulting in sustained beta cell function.  With its long term pharmacologic use along with the above data on inflammation in TID and the pre-clinical studies in the NOD mouse model, we believe that AAT is a safe and potentially beneficial therapy for recent onset type 1 diabetics.

III. Preliminary Studies/Progress Report:
This will be the first time AAT has been used in the type 1 diabetes population.  The preliminary animal studies with AAT are detailed above.  Dr. Shapiro has extensive experience with AAT in patients with HIV.  He has observed a similar safety profile to what is reported in this protocol and in the investigators brochure.

IV. Research Methods

A.	Outcome Measure(s):
Primary Outcome:
Safety and feasibility
1.	Study enrollment duration
2.	Number and severity of adverse events, hypoglycemic events and DKA events

Secondary Outcomes:

How AAT treatment affects the following:
1.   The area under the c-peptide curve (AUC) of the 2 hour MMTT conducted at the month 12 visit.
2.   HbA1c, glucose and insulin changes over time
3.   Autoantibody levels
4.   AAT levels
5.   Inflammatory markers (serum cytokines and whole blood cytokine production)
6.   Cytokines produced by monocytic stimulated cell populations
7.   Elispot: Interferon Gamma and Interleukin 10
8.    Number and severity of adverse events, hypoglycemic events and DKA events

B.	Description of Population to be Enrolled: Study Design and Research Methods
Inclusion Criteria:

We will be enrolling cohorts of 10 subjects who are all within 5 years from diagnosis with T1D and continue to produce insulin.  The Diabetes Control and Complications Trial (DCCT) found that 20% of patients studied, who were within 5 years of diagnosis, had remaining insulin production (2-5 pmol/ml) (6).  This study will enroll participants who have a stimulated c-peptide of ≥ 0.2 pmol/mL.  This is the same inclusion criteria stipulated in other similar studies where the clinical outcome is preserving remaining insulin production.

The investigators will evaluate safety and efficacy between each cohort of 10 subjects.  We will enroll up to a maximum of 50 participants.  The enrolled population will still have residual beta cell function and will be producing some of their own insulin.  This will enable us to test the hypothesis that AAT can slow the loss of c-peptide production.  As well, by enrolling subjects who are not within the first 90 days of diagnosis, this study will not compete for enrollment with other ongoing studies.

Inclusion Criteria:
1.	Diagnosis of Type 1 Diabetes Mellitus based on ADA Criteria for fewer than 5 years but more than 100 days
2.
6-46 years of age, inclusive.  To assess safety, we will initially enroll 3 patients over the age of 16.  The first 3 patients will be staggered by 2 weeks, and following the last infusion of the final patient, we will assess adverse events.  As long as there are no stopping criteria met for these 3 patients we will decrease the age criteria down to 6 years old.

3.	C-peptide increase during screening mixed meal tolerance test with a minimal stimulated value of ≥ 0.2 pmol/mL
4.	Positive for antibodies to insulin (if insulin autoantibody positive only, determination must be within two weeks of insulin initiation), GAD-65, IA-2 or ZnT8
5.	Agree to intensive management of diabetes with an HgbA1c goal of < 7.0%

6.
If female, (a) surgically sterile or (b) postmenopausal or (c) if of reproductive potential, willing to use medically acceptable birth control (e.g. female hormonal contraception, barrier methods or sterilization. ) until 3 months after completion of any Treatment Period

7.
If male and of reproductive potential, willing to use medically acceptable birth control until 3 months after completion of any Treatment Period, unless the female partner is postmenopausal or surgically sterile

8.	Serum creatinine ≤ 1.5 x upper limit of normal
9.	AST < 2 times the upper limit of normal
10.	Hematology:WBC ≥ 3000 x 109/L; platelets ≥ 100 x 109/L; hemoglobin ≥ 10.0 g/dL.

Exclusion Criteria:
1.	Unable or unwilling to comply with the requirements of the study protocol
2.	Body Mass Index (BMI) > 30 kg/m2
3.	Unstable blood sugar control defined as one or more episodes of severe hypoglycemia (defined as hypoglycemia that required the assistance of another person) within the last 30 days
4.	Previous immunotherapy for T1D
5.	Administration of an experimental agent for T1D at any time or use of an experimental device for T1D within 30 days of screening, unless approved by the study PI
6.	History of any organ transplant, including islet cell transplant
7.	Active autoimmune or immune deficiency disorder (e.g. sarcoidosis, rheumatoid arthritis)
8.	Serum bilirubin > ULN, except those Subjects whose abnormal values were attributed to any stable, benign condition (such as Gilbert’s Syndrome) may be included
9.	TSH outside the normal range at screening, except those Subjects on stable doses of thyroid hormone replacement therapy may be included
10.	Known HIV positivity, active hepatitis B or active hepatitis C infection
11.	Anticipated pregnancy during active dosing or within 3 months after completion of active dosing phase
12.	History of a malignant neoplasm within the previous 5 years (except in situ cervical cancer and curable non-melanoma skin malignancy)
13.
Any social condition or medical condition that would, in the opinion of the investigator, prevent complete participation in the study or that would pose a significant hazard to the subjects’ participation

14.	History of active substance abuse within 12 months of screening
15.	A psychiatric or medical disorder that would prevent giving informed consent
16.	Individuals with a history of IgA deficiency
17.	Individuals with a history of hypersensitivity to AAT

C.           Description, Risks and Justification of Procedures and Data Collection Tools:

This study is an open label study investigating the effects of AAT on T1D progression in patients diagnosed with T1D within the last 5 years.  Subjects will be screened to assess eligibility.  If they are found eligible, they will begin AAT treatment within 30 days of screening.  Participants will be treated with AAT weekly for 8 weeks for a total of 8 treatments.  They will then be followed for safety and efficacy every 3 months for the following year and every 6 months for the second year.

Screening
Subjects will be screened for entry criteria at the Barbara Davis Center.
Subjects will be consented for screening and participation if eligible (please see consenting procedure for specifics).
After obtaining consent, we will assess the following (no more than 45mls blood):
1.	Medical history
2.	Physical exam
3.	Vitals
4.	2 hour MMTT (please see procedure section for details)
5.	Chemistries, CBC, HbA1c, auto-antibodies, EBV and CMV Serology’s will be assessed.
6.	Review blood glucose and insulin use records
7.	Initiate a blinded continuous blood glucose monitoring device to be worn for a week.
8.	Review inclusion/exclusion criteria

If participant is found eligible, we will enroll them and have them return to the CTRC for the baseline assessments and initial AAT treatment.

Baseline
1.	Review inclusion/exclusion criteria
2.	Hospital admission at the outpatient CTRC
3.	Assessment of concomitant medications and supplements, insulin use, hypoglycemic events
4.	Blood draw for CBC, Chemistry, HbA1c, T cells, AAT level, D-dimers, PT/PTT
5.	Vitals prior to infusion and every 30 min during infusion and 1 hour monitoring.
6.	Urine pregnancy test, if female
7.	Assessment of adverse events
8.	physical exam
9.	Infusion of 80mg/kg AAT
10.	monitoring for one hour following infusion
11.	Patient will be contacted daily for 2 days following infusion to assess adverse events

Weeks 1-7
1.	Hospital admission at CTRC
2.	Assessment of concomitant medications and supplements, insulin use, hypoglycemic events
3.	Blood draw for CBC, Chemistry, HbA1c, T cells, AAT level and cytokine whole blood studies
4.	D-dimmers, PT/PTT will be assessed at week 4
5.	Vitals prior to infusion and every 30 min during infusion and 30 min monitoring.
6.	Urine pregnancy test, if female
7.	Assessment of adverse events
8.	physical exam
9.	Infusion of 80mg/kg AAT
10.	monitoring for 30 minutes following infusion
11.	Patient will be contacted daily for 2 days following infusion to assess adverse events

Follow-up visits (months 3, 6, 9, 12, 18, 24)
1.	Assessment of concomitant medications and supplements, insulin use, hypoglycemic events
2.	Blood draw for CBC, Chemistry, HbA1c, T cells, AAT level and whole blood cytokine studies
3.	Blood draw for D-dimmers, PT/PTT at month 3
4.	Continuous blood glucose monitoring at months 6, 12 and 24.
5.	Vitals
6.	Assessment of adverse events

AAT Treatment:
Eligible subjects will be treated once a week for 8 weeks (8 total treatments).  AAT will be provided by Baxter pharmaceuticals.  AAT at 80mg/kg will be infused at a rate of 0.08 ml/kg body weight per minute.  A 50kg subject would receive 4000mg AAT.  A 1000mg vial of AAT is diluted in 50mls.  The dose of 4000mg dilutes to 200mls.  At a rate of 0.08ml/kg/min the subject will receive 4ml/min.  A 200ml infusion at 4ml/min would take 50min.    Typically, these infusions will last under 1 hour. Infusions will take place at the outpatient CTRC.  All subjects will receive study drug, this is an open label trial.
Participants will not be pretreated with any medication; however acetaminophen and diphenhydramine will be available at the bedside for treatment of any reactions.  Vitals will be taken prior to AAT administration and for every 30 minutes for the duration of the infusion.  CBC, chemistry and urine pregnancy (if female) tests will be done and reviewed prior to each infusion.
Patients will be contacted daily for 2 days following each infusion to assess adverse events.

General Procedures:
Consenting:
At the beginning of the screening visit, participants will be given a written consent form by qualified study personnel (the study coordinator and/or investigator or other designee). The personnel will understand the research study, will complete any necessary courses required by their Institutional Review Board prior to implementing the consent process. Personnel at the Barbara Davis center will complete COMIRB 101 as directed by institutional requirements. The consent process will occur in a quiet setting, and the participant will be given time to review the written consent form and ask questions prior to the initiation of study procedures. The Informed Consent Form for this clinical study will be reviewed with patients (and their guardian in the case of adolescent patients) prior to performing any study-related assessments. Asking the participant to explain the study in his/her own words will assess the patient’s understanding and autonomy.  A translator will be utilized with non-English speaking patients.  If three or more patients are consented that speak a language other than English, then the consent form will be translated to their native language and submitted to the IRB for approval.  Following consent explanation, qualified personnel as listed above will obtain written consent prior to the initiation of study procedures. The consent form requests consent for each time the individual has blood drawn for these studies, and it notifies the participant that samples will be kept for future work.   The participant will be given a signed copy of the written consent form and assent form.

An assent form has also been developed for participants aged 6-17.  Those within that age range will be given the consent and assent forms and will have the opportunity to discuss the study apart from their parent(s) or guardian(s).  This will allow these individuals to ask questions they might not have felt comfortable asking previously.  In addition, the parent(s) or guardian(s) will be given the opportunity to discuss the study apart from the child or adolescent.  Individuals in this age group will be re-consented at the first visit they attend after their eighteenth birthday.  They can also choose to change their decision regarding stored samples, if desired.

Participants also will sign a consent form for HIV screening, which is a state-specific form. The participants will be informed that this information is a reportable condition to the respective state department of health.  They will be told the results of their screening tests. If they are found to have evidence of HIV or Hepatitis B or C, they will be excluded from the study but referred for appropriate counseling by specialists in these areas.

HIPAA:

Authorization will be obtained during the Consent process by qualified personnel in the calm environment described above.  The person obtaining authorization will explain the type of PHI that will be collected, how it will be stored and to whom it may be disclosed.  If the patient agrees to authorize the use of his/her PHI for research, a signed and dated copy of the form will be provided to the subject.  The authorization has no expiration date.  However, the patient has the right to revoke the authorization at any time.

PHI for this study, as stated in the HIPAA Authorization will be available to Dr. Leland Shapiro, MD, Dr. Peter Gottlieb, MD and study staff members of the University of Colorado Denver.  The Authorization will also allow the release of at least a portion of this information to the following groups for the listed purpose:

•	Members of COMIRB for the protection of human subjects involved in research at the University of Colorado Health Sciences Center.

•	The study sponsor, Omni Biopharmaceuticals.

•	Representatives of the U. S. Food and Drug Administration (FDA) for the purpose of reviewing data about the safety and effectiveness of the product tested in this study.

Intensive Diabetes Management
All subjects enrolled in this study will undergo intensive management of their diabetes.  The goal of management will be HbA1c levels within the currently recommended American Diabetes Association age specific target range in the absence of significant hypoglycemia or diabetic ketoacidosis.  Subjects will be expected to take a sufficient number of daily insulin shots to meet this goal.  Alternatively, subjects may use insulin pump therapy.  Subjects will also be expected to check blood sugar levels at least 4 times a day.  A Diabetes Management Team will be working with the subjects to achieve these goals.  A member of the diabetes management team may contact the subject’s primary diabetes treating physician about possible adjustments in insulin regimen, referral to a dietician, or other approaches that would improve glucose control if necessary.  Participants who fail to achieve glucose control within the ADA goals will not be excluded from the study, but additional measures will be instituted to improve glucose control.

Continuous Glucose Management
A continuous glucose monitoring (CGM) device will be used to measure more accurately hyperglycemic and hypoglycemic episodes and to examine the effect of AAT on the variability of blood glucose levels. CGM will be performed for a target of seven days at each designated time point. The exact time will depend upon the time the subcutaneous sensor remains inserted. The study’s CGM monitoring outputs will be blinded to the subjects.

CGM outputs will be reviewed for adequacy of information capture; in the event of an inadequate tracing, the CGM session will be repeated.  The screening CGM measurement should be obtained prior to study drug dosing.

MMTT
This procedure will be done during screening and at months 3, 6, 12, 18, and 24.  This test monitors how much insulin the beta cells are making.  Participants will be given specific instructions on insulin dosing and diet for 3 days prior to the MMTT.  On the morning of the test, participants may only drink water and will take no short acting insulin within 2 hours of the test.  An IV will be placed and blood will be drawn from it.  The participant will drink “Boost High Protein Nutritional Energy Drink” in 5 minutes.  Blood will be drawn from the IV 11 times over the next 4 hours.  The amount of blood taken for this test will be about 3 tablespoons (17 ml).  This is in addition to the volume of blood taken for the other tests at the visits.  Blood sugar will be adjusted as necessary after these samples are taken.

Safety Plans:
PHI
The following PHI will be collected during the study in a private setting: name and phone number; demographic information; diagnoses; history and physical; laboratory studies of metabolic function, immune function, viral infection (including HIV, Hepatitis B and Hepatitis C), pregnancy test, hemoglobin A1c, autoantibody levels, and HLA genotype; MMTT; research visit records and portions of previous medical records that are relevant to this study.

PHI will be kept in a locked file room at the Barbara Davis Center.  Computer files are kept in a strong password-protected database.  Personnel access to PHI will be tracked with a logging system to allow the patient, upon request and within HIPAA regulation, to obtain records of when his PHI was accessed and by whom.

Confidentiality
Subject confidentiality will be maintained according to HIPAA regulations and the regulations of the national authority appropriate. Each subject will be assigned a unique Personal Identifying number (PIN) that will be used on all CRFs and other correspondence. Publications and other clinical reports will not include subject-identifying information.

Confidential binders with the patient information for internal use at the clinical sites will be kept in locked file room. At the end of the study, all records will be kept in a locked storeroom. There are no plans to destroy the records.

Enrollment
In order to assess safety, we will initially enroll patients over the age of 16 years old.  Once three patients over the age of 16 have been enrolled, completed infusions and 6 weeks of follow-up we will assess adverse events.  As long as no stopping rules have been met, the age criteria will be reduced to 6 years old.

Adverse event monitoring and reporting
All AEs will be recorded on event forms and those forms will be reviewed by the Medical Monitor, PI and other co-investigators.  Serious and unexpected adverse events that occur in the course of the study will be reported to the FDA as required under Appendix M of the NIH Guidelines as well as the IRB per COMIRB protocol.

Data Safety Monitoring
Due to the open label design of this pilot study the investigators will function as the Data Safety Monitoring Committee.  The investigators will review all SAEs as they occur, and AEs every 3 months.  As well, safety and efficacy will be evaluated between every cohort of 10 subjects.  The Cooperative Pediatric Data and Safety Monitoring Board with operates within the CCTSI Pediatric CTRC will oversee the conduct of the study.  The PI and the DSMB administrator, Terri O’Lonergan, will create a DSMB Charter which adheres to current standard operating procedures for DSMB.

Protocol stopping rules:
1.      The protocol will be stopped if requested by the IRB
2.      The protocol will be stopped if 3 or more participants have a treatment related SAE

3.      The protocol will be stopped if, during follow-up, 5 or more patients have no c-peptide stimulation following a repeat test.

Subject’s will discontinue treatment if any of the following occur:
1.     Any treatment related SAE that occurs during the treatment period
2.      Any serious allergic event related to study treatment that occurs during the treatment period.
3.      Participants may be withdrawn from treatment at the discretion of the investigator if the investigator deems it unsafe to continue treatment.
4.      A participant with be withdrawn from treatment and the study if they become pregnant.
5.      A participant may elect to discontinue treatment

Risks:
AAT:
ARALAST-NP is an AAT that is currently FDA approved (2002) for the treatment of hereditary emphysema and manufactured by Grifols Biologicals Inc for Baxter Healthcare Corporation.  The safety of ARALAST-NP has been established in preclinical studies, clinical studies as well as post marketing practice.   Overall, 1.3% of treated patients experience infusion issues related to ARALAST-NP.  One Phase 3 double-blinded cross-over study examined ARALAST-NP in patients with Alpha1-Proteinase Inhibitor Deficiency.  A total of 28 subjects were randomized and received 60 mg/kg ARALAST-NP once a week for 10 weeks.  Table 1 illustrates the adverse effects seen during this study.  No serious adverse events were reported during the 10 weeks of treatment of the subsequent 13 weeks of follow-up.  As of 2005, there were 426 patients treated with ARALAST-NP (over 12,000 infusions).  93 of these patients have received ARALAST-NP for over 14 months.  A total of 28 adverse events have been reported out of the 426 patients treated and none of these were considered serious.  No adverse event related changes have been made to the ARALAST-NP package between 2002 and 2005.  There have been no reports past 2005.  The investigational brochure does not mention the proximity of the adverse events to the infusion of the medication, but does mention that no serious adverse events have been reported as related to ARALAST-AP treatment.

In the pediatric population, intravenous AAT has been studied in 106 preterm infants (placebo and AAT treatment) in an attempt to prevent chronic lung disease of prematurity.  Doses given were 120mg/kg each week for two weeks.  During the study, infusions were well tolerated and the complications of prematurity were not different between the groups except for pulmonary hemorrhage (9 in the placebo group and 2 in the AAT group) (23).  The surviving children were assessed at > 18 months of age and there was no difference in risk of severe neurodevelopmental abnormality (frequency of cerebral palsy and/or mental retardation, legal blindness and/or deafness) (24).

Likelihood	Risk (CTCAE Grade1 and 2)
Occasional (1% - 10%)	• headache
Rare (less than 1%)
•  Chills
•  Fever
•  Malaise
•  Back Pain
•  Dizziness
•  Pruritus
•  Rash
•  Abnormal vision
•  Somnolence
•  Abdominal Pain
•  Chest Pain
•  Vasodilation
•  Vomiting
•  Leg Cramps
•  Pharyngitis
•  Rhinitus
•  Sweating
•  Allergic Reactions

ARALAST-NP and pregnancy
ARALAST-NP is a category C pregnancy risk and it is not known if the study drug can affect an unborn baby.  Women enrolled in this trial will be asked to use effective birth control during treatment and for a minimum of 1 year. Male participants will be asked to not get their partners pregnant for at least 3 months following the completion of the study drug treatment.  If a participant or partner becomes pregnant during the study, the pregnancy will be followed until its end.  Females will be withdrawn from any further treatment, but will remain in the study and the outcome of the pregnancy will be monitored.  If the partner of a male participant becomes pregnant, the outcome of the pregnancy will be monitored, but the participant may continue to receive treatment.

IV Insertion/Blood Draws
Standard blood draw techniques will be used at every visit where a blood sample is required.  Peripherial IVs will be placed for study medication administration and for visits that require multiple blood draws (eg: MMTT).  Participants will experience minor discomfort when the needle or IV is placed into the vein.  In about one in 10 cases a small amount of bleeding under the skin will produce a bruise.  The risk of a blood clot forming in the vein is about one in 100, white the risk of infection or significant blood loss is one in 1000.

If a catheter (plastic tube) is left in a vein for more than 24 hours there is risk of infection where it goes into the vein, with swelling, redness and pain.  It is rare but possible that a severe infection could develop in the blood stream or the heart valves or a blood clot could go to your lungs.

Intensive Diabetes Management
Intensive diabetes treatment can cause very low blood sugars.  Low blood sugars are called hypoglycemia.  In rare cases, this may result in the loss of consciousness or seizure, and require help from another person.  Very rarely, hypoglycemia can be life threatening.

MMTT
The use of Boost (a high protein nutritional energy drink) during this test has no known side effects, but participants may not like the taste.  The participant’s blood sugar may be high from not taking short acting insulin the morning of the test.

Steps to minimize the risk of study procedures:
o
Venipuncture and IV lines will take place in the Clinical Research Center and the Barbara Davis Center, where nurses and research staff are highly trained and experienced in performing the procedures in pediatric and adult patients

o	For all blood collection, we will collect the minimum amount of blood necessary to perform the analysis. We will not exceed 7ml/kg per patient over any 6 week period.
o
Subjects will be taught to recognize the common signs of hypoglycemia and what action to take if it occurs.  If adhering to the ADA treatment goals result in an episode of severe hypoglycemia, the treatment goals will be relaxed to avoid a recurrent event.

o	Measures will be in place to minimize loss of confidentiality (see Confidentiality and Privacy section)

D.  Potential Scientific Problems:
We do not foresee any potential scientific problems.  The study will be limited due to the open label design, but as a pilot trial it will generate sufficient data to plan a more powerful and detailed trial in the future.

E.  Data Analysis Plan:
Power analysis

This study is designed as a pilot open label non-randomized trial.  The study is not primarily designed to detect statistical differences following treatment.  In order to demonstrate how the precision with which rates of AE will depend upon the sample sizes, Table 1 provides 95% CIs around potential rates of AE, assuming a range of potential sample sizes.  For example, the first entry indicates that, with a sample size of 10 subjects, a rate of zero (0/10) would estimate the population rate as falling somewhere within a 95% CI which extends from a rate of 0 to rate of 0.31.

Table 1
# trials	# trials with AE	Proportion	Lower bound of 95% exact CI	Upper bound of 95% exact CI
10	0	0	0.00	0.31
	1	0.10	0.00	0.45
	2	0.20	0.03	0.56
	3	0.30	0.07	0.65
20	0	0	0.00	0.17
	1	0.05	0.00	0.25
	2	0.10	0.01	0.32
	3	0.15	0.03	0.38
30	0	0	0.00	0.12
	1	0.03	0.00	0.17
	2	0.07	0.01	0.22
	3	0.10	0.02	0.27
40	0	0	0.00	0.09
	1	0.03	0.00	0.13
	2	0.05	0.01	0.17
	3	0.08	0.02	0.20
50	0	0	0.00	0.07
	1	0.02	0.00	0.11
	2	0.04	0.00	0.14
	3	0.06	0.01	0.17
Table 2 shows the minimum detectable effect size (MDES) with 80% power at 5% significance for the analysis of secondary outcomes.  These MDESs were calculated based on a two-tailed paired t-test.

Table 2
sample size	Minimum detectable effect size*
10	0.996
20	0.66
30	0.529
40	0.454
50	0.404
*difference from baseline as number of the standard deviation of the individual difference.

Analysis plan

We will use descriptive statistics to assess the treatment safety and feasibility.
 Safety parameters will be described including adverse events, changes in vital signs and laboratory changes from baseline and will be bounded with 95% confidence intervals.

Clinical secondary endpoints will examine changes in HbA1c, glucose changes, insulin changes, autoantibodies, c-peptide and hypoglycemic events (defined as those that required assistance).  Immunologic secondary endpoints examine AAT levels, inflammatory markers, cytokines produced by simulated monocytic cell populations and whole blood, and ELISPOT.  One repeated measure ANOVA will be used to analyze continuous variables and non-linear mixed effects model (logistic or Poisson regression, as appropriate) will be used to analyze counting or binary variables.

In order to describe efficacy we will compare our treatment group to the results obtained in a previous TrialNet study.  The primary investigator is affiliated with TrialNet and has access to the results from the TrialNet MMF/DZB study.  The MMF/DZB study had a placebo controlled group that also received intensive diabetes management.  The results from this previous study will be used to compare to the treated population in the currently proposed study.

The study is an intent-to-treat analysis.  Therefore, all enrolled participants will be included in the analysis of both primary and secondary endpoints regardless of duration of treatment received.

F.	Summarize Knowledge to be Gained:

The DCCT and other studies have shown that good diabetes control can reduce the rate of developing diabetes related long-term complications.  Interventions, such AAT, may help maintain some insulin production.  Even minimal insulin production has been related to better metabolic control and less long-term complications.

Currently, the majority of intervention therapies for T1D are using immunosuppressant treatment.  These treatments are not without risk.  If they are found to be efficacious, anti-inflammatory treatment, such as AAT, would propose less risk.

G.	References:

(1)	Eisenbarth GS. Type I diabetes mellitus. A chronic autoimmune disease. N Engl J Med 1986;314:1360-8.

(2)
Effects of age, duration and treatment of insulin-dependent diabetes mellitus on residual beta-cell function: observations during eligibility testing for the Diabetes Control and Complications Trial (DCCT). The DCCT Research Group. J Clin Endocrinol Metab 1987 July;65(1):30-6.

(3)
Grajwer LA, Pildes RS, Horwitz DL, Rubenstein AH. Control of juvenile diabetes mellitus and its relationship to endogenous insulin secretion as measured by C-peptide immunoreactivity. J Pediatr 1977 January;90(1):42-8.

(4)
Madsbad S, Faber OK, Binder C, McNair P, Christiansen C, Transbol I. Prevalence of residual beta-cell function in insulin-dependent diabetics in relation to age at onset and duration of diabetes. diab 1978;27(Suppl. 1):262-4.

(5)	O'Meara NM, Sturis J, Herold KC, Ostrega DM, Polonsky KS. Alterations in the patterns of insulin secretion before and after diagnosis of IDDM. Diab care 1995 April;18(4):568-71.

(6)
Effect of intensive therapy on residual beta-cell function in patients with type 1 diabetes in the diabetes control and complications trial. A randomized, controlled trial. The Diabetes Control and Complications Trial Research Group. Ann Intern Med 1998 April 1;128(7):517-23.

(7)
The Diabetes Control and Complications Trial Research Group. The effect of intensive treatment of diabetes on the development and progression of long-term complications in insulin-dependent diabetes mellitus. New Engl J Med 1993;329:977-86.

(8)
Herold KC, Hagopian W, Auger JA, Poumian-Ruiz E, Taylor L, Donaldson D, Gitelman SE, Harlan DM, Xu D, Zivin RA, Bluestone JA. Anti-CD3 monoclonal antibody in new-onset type 1 diabetes mellitus. N Engl J Med 2002 May 30;346(22):1692-8.

(9)
Herold KC, Gitelman SE, Masharani U, Hagopian W, Bisikirska B, Donaldson D, Rother K, Diamond B, Harlan DM, Bluestone JA. A Single Course of Anti-CD3 Monoclonal Antibody hOKT3{gamma}1(Ala-Ala) Results in Improvement in C-Peptide Responses and Clinical Parameters for at Least 2 Years after Onset of Type 1 Diabetes. Diabetes 2005 June;54(6):1763-9.

(10)
Keymeulen B, Vandemeulebroucke E, Ziegler AG, Mathieu C, Kaufman L, Hale G, Gorus F, Goldman M, Walter M, Candon S, Schandene L, Crenier L, De Block C, Seigneurin JM, De Pauw P, Pierard D, Weets I, Rebello P, Bird P, Berrie E, Frewin M, Waldmann H, Bach JF, Pipeleers D, Chatenoud L. Insulin needs after CD3-antibody therapy in new-onset type 1 diabetes. N Engl J Med 2005 June 23;352(25):2598-608.

(11)	Effects of insulin in relatives of patients with type 1 diabetes mellitus. N Engl J Med 2002 May 30;346(22):1685-91.

(12)
Ludvigsson J, Faresjo M, Hjorth M, Axelsson S, Cheramy M, Pihl M, Vaarala O, Forsander G, Ivarsson S, Johansson C, Lindh A, Nilsson NO, Aman J, Ortqvist E, Zerhouni P, Casas R. GAD Treatment and Insulin Secretion in Recent-Onset Type 1 Diabetes. N Engl J Med 2008 October 8.

(13)
Wewers MD, Casolaro MA, Sellers SE, Swayze SC, McPhaul KM, Wittes JT, Crystal RG. Replacement therapy for alpha 1-antitrypsin deficiency associated with emphysema. N Engl J Med 1987 April 23;316(17):1055-62.

(14)	Kohnlein T, Welte T. Alpha-1 antitrypsin deficiency: pathogenesis, clinical presentation, diagnosis, and treatment. Am J Med 2008 January;121(1):3-9.

(15)	Shapiro L, Pott GB, Ralston AH. Alpha-1-antitrypsin inhibits human immunodeficiency virus type 1. FASEB J 2001 January;15(1):115-22.

(16)
Hanifi-Moghaddam P, Kappler S, Seissler J, Muller-Scholze S, Martin S, Roep BO, Strassburger K, Kolb H, Schloot NC. Altered chemokine levels in individuals at risk of Type 1 diabetes mellitus. Diabet Med 2006 February;23(2):156-63.

(17)
Pfleger C, Kaas A, Hansen L, Alizadeh B, Hougaard P, Holl R, Kolb H, Roep BO, Mortensen HB, Schloot NC. Relation of circulating concentrations of chemokine receptor CCR5 ligands to C-peptide, proinsulin and HbA1c and disease progression in type 1 diabetes. Clin Immunol 2008 July;128(1):57-65.

(18)
Wang X, Jia S, Geoffrey R, Alemzadeh R, Ghosh S, Hessner MJ. Identification of a Molecular Signature in Human Type 1 Diabetes Mellitus Using Serum and Functional Genomics. J Immunol 2008 February 1;180(3):1929-37.

(19)	Pott GB, Chan ED, Dinarello CA, Shapiro L. Alpha-1-antitrypsin is an endogenous inhibitor of proinflammatory cytokine production in whole blood. J Leukoc Biol 2009 May;85(5):886-95.

(20)
Koulmanda M, Bhasin M, Hoffman L, Fan Z, Qipo A, Shi H, Bonner-Weir S, Putheti P, Degauque N, Libermann TA, Auchincloss H, Jr., Flier JS, Strom TB. Curative and beta cell regenerative effects of alpha1-antitrypsin treatment in autoimmune diabetic NOD mice. Proc Natl Acad Sci U S A 2008 October 21;105(42):16242-7.

(21)	Lewis EC, Shapiro L, Bowers OJ, Dinarello CA. Alpha1-antitrypsin monotherapy prolongs islet allograft survival in mice. Proc Natl Acad Sci U S A 2005 August 23;102(34):12153-8.

(22)
Lewis EC, Mizrahi M, Toledano M, Defelice N, Wright JL, Churg A, Shapiro L, Dinarello CA. alpha1-Antitrypsin monotherapy induces immune tolerance during islet allograft transplantation in mice. Proc Natl Acad Sci U S A 2008 October 21;105(42):16236-41.

(23)
Stiskal JA, Dunn MS, Shennan AT, O'Brien KK, Kelly EN, Koppel RI, Cox DW, Ito S, Chappel SL, Rabinovitch M. alpha1-Proteinase inhibitor therapy for the prevention of chronic lung disease of prematurity: a randomized, controlled trial. peds 1998 January;101(1 Pt 1):89-94.

(24)	Shah P, Ohlsson A. Alpha-1 proteinase inhibitor (a1PI) for preventing chronic lung disease in preterm infants. Cochrane Database Syst Rev 2001;(3):CD002775.

	Blood volume MLS	Screen	Treatment Period								Follow-up Visits (Months)
			(Weeks)
Week		-6	0	1	2	3	4	5	6	7	9	Mo3	Mo. 6	Mo 9	Mo 12	Mo 18	Mo 24
Eligibility Activities		X
Drug administration			X	X	X	X	X	X	X	X
Vital Signs		X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X
Exam & history		X	X	X	X	X	X	X	X	X	X	X	X		X		X
CMP (Chem)	5	X	X	X	X		X			X	X	X	X	X	X	X	X
CBC	2	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X
D-dimmers, PT INR, PTT	3		X				X					X
HgbA1c	0.2	X	X									X	X	X	X	X	X
T1D antibodies	3	X										X	X		X	X	X
ELISPOT	50		X							X		X	X		X	X	X
HLA Typing	3		X
Pregnancy test		X	X	X	X	X	X	X	X	X	X	X	X
Hep B and C and IgA	5	X
EBV, CMV serologies	4	X										X
Flow (Zipris)	10	x		X		X				X	X	X	X	X	X	X	X
Cytokines (Zipris)	2	X		X		X				X	X	X	X	X	X	X	X
Whole blood cytokines (Shapiro)	3	X		X		X				X	X	X	X		X	X	X
MMTT	17	X										X	X		X	X	X
CGM		X											X		X		X
Review SMBGL		X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X
Insulin requirements		X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X
Con. Meds & AEs		X	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X
Blood Volume By visit (MLS)		52	64	22	7	22	10	7	7	72	19	96	89	16	89	89	89
Blood Volume by 6 Week segments (MLS)		116
			129
				75
					125
							115
											115
Week		-6	0	1	2	3	4	5	6	7	9	Mo3	Mo. 6	Mo 9	Mo 12	Mo 18	Mo 24

EXHIBIT B
Baxter Product Brochure for Aralast NPTM

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